Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "INNERLIGHT HOLDINGS, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE FIRST DAY OF APRIL, A.D. 2008.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "INNERLIGHT HOLDINGS, INC." WAS INCORPORATED ON THE TWENTY-FIRST DAY OF FEBRUARY, A.D. 2008.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE NOT BEEN ASSESSED TO DATE.

4508086 8300

080381537

Harriet Smith Windsor

AUTHENTICATION: [illegible]

DATE: 04-01-08